Exhibit 4.48

SHAREHOLDERS’ AGREEMENT

OF

DOLLAR GENERAL CORPORATION

Dated as of                , 2009

i

SHAREHOLDERS’ AGREEMENT

of

DOLLAR GENERAL CORPORATION

This SHAREHOLDERS’ AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”), dated as of             , 2009 (the “Effective Time”), concerning Dollar General Corporation (the “Company”), a Tennessee corporation, is entered into by and among the Company, the Sponsor Shareholders (as defined herein) and Buck Holdings, L.P., a Delaware limited partnership (the “Partnership”).

R E C I T A L S:

WHEREAS, as of the Effective Time, the Sponsor Shareholders, indirectly through the Partnership, own greater than a majority of the outstanding shares of common stock, par value $.875 per share (the “Common Stock”), of the Company;

WHEREAS, in connection with such ownerships the Sponsor Shareholders and other members have entered into the Second Amended and Restated Limited Liability Agreement of the LLC (as defined herein), dated as of September 27, 2007 (as the same may be amended, modified or supplemented from time to time, the “LLC Agreement”), setting forth certain rights of the Sponsor Shareholders related to corporate governance and other matters of the Partnership, the Company and their respective subsidiaries;

WHEREAS, the Company is currently contemplating an underwritten initial public offering (the “IPO”) of shares of its Common Stock; and

WHEREAS, with respect to the Company on and following the date of completion of the IPO (the “Closing Date”), the Sponsor Shareholders, the Partnership and the Company wish to provide for certain corporate governance matters previously provided for in the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Definitions.  Capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially own” or “beneficial ownership” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Cause” means, with respect to a Director, conviction of a felony.

“Change of Control” means: (i) the sale of all or substantially all of the assets of the Company to any Person (or group of Persons acting in concert), other than to (x) the Partnership or its Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Company; or (ii) a merger, recapitalization or other sale by the Company, the Partnership or any of their respective Affiliates, to a Person (or group of Persons acting in concert) of shares of Common Stock or other equity interests of the Company that results in more than 50% of the shares of Common Stock or other equity interests of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include (x) the Partnership or its Affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Company; in any event, which results in the Partnership and its Affiliates or such employee benefit plan ceasing to hold the ability to elect members of the Board holding a majority of the votes thereon.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Covered Opportunity” shall have the meaning set forth in Section 2.3.

“Director” shall have the meaning set forth in Section 2.1(a).

“Effective Time” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto

“Goldman Shareholders” means GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GSUIG, L.L.C., Goldman Sachs DGC Investors, L.P. and Goldman Sachs DGC Investors Offshore Holdings, L.P. and their Permitted Transferees (as such term is defined in the LLC Agreement).

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“KKR Shareholders” means, KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., 8 North America Investor LP and their respective Permitted Transferees, and any other third parties who may purchase limited liability company interests from such persons pursuant to, and in accordance with, the terms of the LLC Agreement and who are designated as a Requisite Investor Member in connection with such transfer thereunder.

“IPO” shall have the meaning set forth in the Recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Tennessee Business Corporation Act and the listing or other standards of any applicable stock exchange.

“LLC” means Buck Holdings, LLC

“LLC Agreement” shall have the meaning set forth in the Recitals.

“Partnership” shall have the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, as the same may be amended, modified or supplemented from time to time.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Sponsor Shareholders” shall mean the Goldman Shareholders and the KKR Shareholders.

SECTION 1.2.   Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides).  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.   Board of Directors.

(a)           Effective as of the Closing Date, the Board shall be comprised of six members (each, a “Director”), of whom two shall be designees of the KKR Shareholders, one shall be a designee of the Goldman Shareholders, one designee shall be the Chief Executive Officer of the Company and two designees shall be nominated by the Board and shall be “independent directors” pursuant to applicable listing standards.

(b)           Following the Closing Date, the KKR Shareholders shall have the right, but not the obligation, to nominate to the Board a number of designees equal to:  (i) up to a majority of the total number of directors comprising the Board (the “Total Number of Directors”), so long as the Partnership beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of Common Stock; (ii) up to 40% of the Total Number of Directors, in the event that the Partnership beneficially owns, directly or indirectly, more than 40%, but less than or equal to 50%, of the then outstanding shares of Common Stock; (iii) up to 30% of the Total Number of Directors, in the event that the Partnership beneficially owns, directly or indirectly, more than 30%, but less than or equal to 40%, of the then outstanding shares of Common Stock; (iv) up to 20% of the Total Number of Directors, in the event that the Partnership beneficially owns, directly or indirectly, more than 20%, but less than or equal to 30%, of the then outstanding shares of Common Stock; and (v) up to 10% of the Total Number of Directors, in the event that the Partnership beneficially owns, directly or indirectly, at least 5% of the then outstanding shares of Common Stock.  For purposes of calculating the number of directors that the KKR Shareholders are entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1¼ Directors shall equate to two Directors) and any such calculations shall be made on a pro forma basis, including, for the avoidance of doubt, taking into account any increase in the size of the Board.  In the event that the KKR Shareholders have nominated less than the total number of designees the KKR Shareholders shall be entitled to nominate pursuant to this Section 2.1(b), the KKR Shareholders shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Directors shall take all necessary corporate action to (x) increase the size of the Board as required to enable the KKR Shareholders to so nominate such additional designees and (y) designate such additional designees nominated by the KKR Shareholders to fill such newly-created vacancies. Each such designee whom the KKR Shareholders shall actually nominate pursuant to this Section 2.1(c) and is thereafter elected to the Board to serve as a Director shall be referred to herein as a “KKR Designee”.  In addition, in the event that the KKR Shareholders have the right to designate only one Director pursuant to this Section 2.1(b), then the KKR Shareholders shall also have the right to designate one additional individual (an “Observer”) to attend all Board meetings; provided, that such Observer shall not have the right to participate in any vote, consent or other action of the Board or its committees.

(c)           Following the Closing Date, so long as the Goldman Shareholders collectively beneficially own, directly or indirectly, at least 5% of the then outstanding shares of Common Stock, the Goldman Shareholders shall have the right, but not the obligation, to nominate to the Board one designee.  In addition, so long as the Goldman Shareholders are entitled to nominate one Director, the Goldman Shareholders shall have the right to designate one Observer to attend all meetings of the Board; provided, that, such Observer shall not have the right to participate in any vote, consent or other action of the Board or its committees.

(d)           In the event that a Sponsor Shareholder ceases to have the right to designate a person to serve as a Director pursuant to this Section 2.1, one of such Sponsor Shareholder’s designees to the Board shall resign immediately or the Sponsor Shareholders shall take all action necessary to remove such designee, and the size of the Board shall be reduced accordingly.

(e)           Any Director designated by a Sponsor Shareholder may be removed (with or without cause) from time to time and at any time by the applicable Sponsor Shareholder upon notice to the Company, and may otherwise only be removed for Cause.  Any replacement nominee may only be nominated by the Sponsor Shareholder who nominated the Director so removed.

(f)            In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any Director designated pursuant to this Section 2.1, the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the KKR Shareholders or the Goldman Shareholders, as the case may be, who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(g)           The Company agrees to include in the slate of nominees recommended by the Board the persons designated pursuant to this Sections 2.1 and the Goldman Designees and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(h)           The Partnership agrees to vote its shares of Common Stock, and each of the Sponsor Shareholders agrees to cause the Partnership to vote its shares of Common Stock, to the extent required by applicable Law, to effectuate the provisions of this Agreement, including this Section 2.1.

SECTION 2.2.   Committees.  (a)  For so long as the Company qualifies as a “controlled company” under applicable listing standards and subject to applicable Law, (x) the KKR Shareholders shall have the right, but not the obligation, to designate (A) a majority of the members of any Nominating and Corporate Governance Committee or similar committee of the Board and (B) up to two members of any Compensation Committee or similar committee of the

Board and (y) the Goldman Shareholders shall have the right, but not the obligation, to designate one member of each such committee, so long as the Goldman Shareholders have the right to designate a Director pursuant to Section 2.1(b).  In the event that the Company no longer qualifies as a “controlled company” under applicable listing standards, the KKR Shareholders shall continue to have the right to designate at least one member of each such committee of the Board for so long as permitted under applicable Law; provided, however, the KKR Shareholders shall cease to have such right to designate a committee member in the event that the KKR Shareholders cease to have the right to designate a Director pursuant to Section 2.1(b).

(b)  In the event that the KKR Shareholders do not have the right to designate a member of any committee of the Board under applicable Law or this Agreement, then the KKR Shareholders shall have the right to appoint an Observer to any such committee and if the Goldman Shareholders do not have the right to designate a member of any such committee under applicable Law or this Agreement, then the Goldman Shareholders shall have the right to appoint an Observer to any such committee as to which the KKR Shareholders shall have so designated an Observer; provided, however, each of the KKR Shareholders and the Goldman Shareholders shall cease to have the right to designate an Observer to any such committee in the event that the KKR Shareholders or the Goldman Shareholders, as applicable, cease to have the right to designate a Director pursuant to Section 2.1(b).

SECTION 2.3.   Consent Rights.  For so long as the Partnership beneficially owns 35% or more of the then outstanding shares of Common Stock, the following actions by the Company or any of its Subsidiaries shall require the approval of all KKR Shareholders, in addition to the Board’s approval (or the approval of the requisite governing body of any Subsidiary of the Company):

(a)           the hiring or firing of the chief executive officer of the Company;

(b)           any Change of Control;

(c)           entering into any agreement providing for the acquisition or divestiture of assets or Persons, in each such case providing for aggregate consideration in excess of $1 billion; and

(d)           any issuance of equity securities by the Company or any of its Subsidiaries for an aggregate consideration in excess of $100 million.

SECTION 2.4.   Outside Activities.  (i) Any of the Sponsor Shareholders, Directors appointed by a Sponsor Shareholder or Affiliates of the foregoing, other than any employee of the Company or its Subsidiaries, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Company and the shareholders of the Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper.  No Sponsor Shareholder, Director appointed by a Sponsor Shareholder or Affiliate of the foregoing, other than any employee of the Company or its Subsidiaries, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Sponsor Shareholder, Director appointed by a Sponsor Shareholder or Affiliate of the foregoing, other than any employee of the Company or its Subsidiaries, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.  Each Director appointed by a Sponsor Shareholder who is an employee of the Company or its Subsidiaries shall, promptly after becoming aware of any investment or business opportunity or venture such Person reasonably believes may be within the scope of the business objectives of the Company and its Subsidiaries or otherwise competitive with the business of the Company or any Subsidiary thereof (any such opportunity or venture a “Covered Opportunity”), present such Covered Opportunity to the Company and assist the Company and its Subsidiaries in the event they elect to pursue such Covered Opportunity.  No Director appointed by a Sponsor Shareholder who is an employee of the Company or its Subsidiaries may pursue a Covered Opportunity in his or her personal capacity or in conjunction with or on behalf of any other Person without the prior written approval of the Board.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.1.   Notices.

(a)           Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)            if to the KKR Shareholders:

c/o  KKR 2006 Fund L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Michael C. Calbert

Fax:   (650) 233-6584

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Marni Lerner

Telecopy: (212) 455-2502

(ii)           if to the Goldman Sachs Shareholders:

c/o Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Attention:  Adrian Jones

Fax:  (212) 357-5505

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Brian Mangino
Telecopy: (212) 859-4000

(iii)         if to the Partnership:

Buck Holdings, LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Michael C. Calbert

Fax:   (650) 233-6584

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Marni Lerner
Telecopy: (212) 455-2502

(iv) if to the Company:

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

Attention:  Susan S. Lanigan

Telecopy:  (615) 855-5180

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Marni Lerner
Telecopy: (212) 455-2502

(b)           Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail.

(c)           Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

SECTION 3.2.   Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto.  No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

SECTION 3.3.   Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

SECTION 3.4.   Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns under the Partnership Agreement and/or the LLC Agreement.  Except as specifically provided herein or in connection with a transfer made in accordance with the terms of the Partnership Agreement and the LLC Agreement, this Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void.

SECTION 3.5.   Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 3.6.   Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

SECTION 3.7.   Jurisdiction.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of the courts of the State of New York in New York County or the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties hereto agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 3.1.  EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

SECTION 3.8.   Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 3.9.   Entire Agreement.  This Agreement, together with the LLC Agreement and the Partnership Agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  Except for the LLC Agreement and the Partnership Agreement, there are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.  This Agreement, together with the LLC Agreement and the Partnership Agreement, supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 3.10.   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

SECTION 3.11.   Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 3.12.   Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

SECTION 3.13.   Effectiveness  This Agreement shall become effective upon the Closing Date.  If the IPO is not consummated on or prior to                   , this Agreement shall automatically be of no force and effect.

SECTION 3.14.   No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Shareholders’ Agreement to be duly executed as of the date first above written.

DOLLAR GENERAL CORPORATION

By:
Name:
Title:

BUCK HOLDINGS, L.P.

By: Buck Holdings, LLC, its General Partner

By:
Name:
Title:

BUCK HOLDINGS, LLC

By:
Name:
Title:

Name:
Title:

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P.,
its General Partner

By:	KKR 2006 GP LLC, the General Partner of KKR Associates 2006 L.P.

By:
Name:
Title:

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates, L.P.,
its General Partner

By:	KKR PEI GP Limited, the General Partner of KKR PEI Associates, L.P.

By:
Name:
Title:

KKR PARTNERS III, L.P.

By:	KKR III GP LLC,
its General Partner

By:
Name:
Title:

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P.,
its General Partner

By:	KKR 8 NA Limited, the General Partner of KKR Associates 8 NA L.P.

By:
Name:
Title:

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS ADVISORS VI, L.L.C.
its General Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	GS ADVISORS VI, L.L.C.
its Managing Limited Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI ADVISORS, L.L.C.
its General Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI OFFSHORE ADVISORS, L.L.C.
its General Partner

By:
Name:
Title:

GOLDMAN SACHS DGC INVESTORS, L.P.

By:	GS DGC Advisors, L.L.C.
its General Partner

By:
Name:
Title:

GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.

By:	GS DGC OFFSHORE ADVISORS, INC.
its General Partner

By:
Name:
Title: